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As filed with the Securities and Exchange Commission on July 20, 2004

Registration No. 333-115509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMYLIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0266089 (I.R.S. employer identification no.)
9360 Towne Centre Drive, Suite 110 San Diego, California 92121 (858) 552-2200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ginger L. Graham
President and Chief Executive Officer
Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive, Suite 110
San Diego, California 92121
(858) 552-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lloyd A. Rowland, Esq. Vice President, Legal, Secretary and General Counsel Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive, Suite 110 San Diego, California 92121 (858) 552-2200	Thomas A. Coll, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 Tel: (858) 550-6000 Fax: (858) 550-6420

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 20, 2004

PROSPECTUS

Amylin Pharmaceuticals, Inc.

$200,000,000 2.50% CONVERTIBLE SENIOR NOTES DUE APRIL 15, 2011
AND 5,822,340 SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE NOTES

        On April 6, 2004, we issued and sold $200,000,000 of 2.50% convertible senior notes due April 15, 2011 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. The initial purchasers of the notes in that offering resold the notes in offerings in reliance on an exemption from registration under Rule 144A of the Securities Act of 1933, as amended. This prospectus may be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

        The notes will mature on April 15, 2011, unless earlier converted or redeemed. We will pay interest on the notes on April 15 and October 15 of each year. The first interest payment will be made on October 15, 2004.

        You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed them. The conversion rate is 29.1117 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $34.35 per share.

        The notes are not subject to redemption prior to maturity.

        If a "designated event," as described in this prospectus under "Description of the Notes—Redemption at Option of the Holder," occurs prior to maturity, you may require us to redeem all or part of your notes at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the redemption date. We may choose to pay the redemption price in cash, in shares of our common stock, or, if we have a parent corporation at that time, in shares of our parent corporation's common stock, or a combination thereof.

        The notes are evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global note are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants.

        We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

        Our common stock is quoted on the Nasdaq National Market under the symbol "AMLN." On July 19, the last reported sale price of our common stock was $19.81 per share.

        For a more detailed description of the notes, see "Description of the Notes" beginning on page 21.

        The notes and the common stock into which the notes are convertible may be offered and sold from time to time pursuant to this prospectus by the holders of those securities or by their transferees, pledgees, donees or successors, all of which we refer to as selling securityholders. The securities may be sold by the selling securityholders directly to purchasers or through underwriters, broker-dealers or agents. If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling securityholders and any broker-dealers, agents or underwriters that participate in the distribution of any securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act of 1933, as amended.

        Investing in the notes or the common stock issuable upon their conversion involves risks. See "Risk Factors" beginning on page 5 of this prospectus and under "Business" in our most recent Form 10-K that has been filed under the Securities Exchange Act of 1934, as amended, and that is incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders are not making an offer of the securities to be sold under this prospectus in any jurisdictions where the offers or sales are not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof.

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FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

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  scientific and technological uncertainties regarding our product candidates;

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  risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

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  risks associated with timing of clinical trials for our drug candidates;

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  risks associated with timing of regulatory approval of SYMLIN® (pramlintide acetate) and exenatide by the U.S. Food and Drug Administration, or FDA, and other regulatory agencies;

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  developments or changes in our relationships with current or future collaborative partners;

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  our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all; and

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  dependence on third party service providers and manufacturers of our products.

        Because the factors referred to above, as well as the risk factors beginning on page 5 of this prospectus and the factors included in the documents incorporated by reference in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. You should read these factors and the other cautionary statements we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. Moreover, additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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SUMMARY

        This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled "Risk Factors," and the documents incorporated by reference in this prospectus, carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, the terms "we," "our," and "us" refer to Amylin and its subsidiaries.

Amylin Pharmaceuticals, Inc.

        We are a biopharmaceutical company engaged in the discovery, development and commercialization of drug candidates for the treatment of diabetes, obesity and cardiovascular disease. We currently have two first-in-class lead drug candidates in late stage development for the treatment of diabetes, exenatide and SYMLIN® (pramlintide acetate). Exenatide is being investigated for its potential to treat people with type 2 diabetes who fail to reach target blood glucose levels with diet, exercise, and metformin, sulfonylureas or a combination of metformin and sulfonylureas. In June 2004, we submitted a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for regulatory approval of exenatide. Exenatide is the first of a new class of compounds known as incretin mimetics. We completed three pivotal Phase 3 clinical trials on exenatide in late 2003, and in December 2003, we received $35 million in milestone payments from Eli Lilly and Company, or Lilly, our collaboration partner for exenatide. All of the pivotal studies met the primary glucose control endpoint as measured by hemoglobin A1C, or A1C. A1C is a measure that reflects average glucose levels over the prior 3 to 4 month period. Additionally, we are developing a sustained release formulation of exenatide, exenatide LAR, that is in a Phase 2 clinical program. We have a collaboration agreement with Lilly for the worldwide development and commercialization of exenatide and sustained release formulations of exenatide.

        In June 2003, we submitted an amendment to our SYMLIN NDA to address questions from the FDA. In December 2003, we received a second approvable letter from the FDA indicating that SYMLIN is approvable for marketing in the United States as an adjunctive therapy with insulin, subject to our providing the FDA additional clinical data to identify a patient population and method of use for SYMLIN where there is no increased risk of significant hypoglycemia or where there is an added benefit that clearly counterbalances any potential for increases in episodes of hypoglycemia. We believe that existing data generated since our June 2003 amendment to our SYMLIN NDA could provide the necessary data requested by the FDA. We are currently in discussions with the FDA regarding the specific requirements for approval.

        We are developing additional drug candidates for the treatment of obesity. This includes a Phase 2 program for AC137 (pramlintide acetate) which is the same compound as SYMLIN and a Phase 1 program for AC162352 (PYY 3-36). We also have two drug candidates for the treatment of cardiovascular disease. This includes a Phase 2 program for AC2592 (glucagon-like peptide 1, or GLP-1) for the treatment of severe congestive heart failure and a Phase 1 program for AC3056 for the treatment of atherosclerosis-related cardiovascular disease. We maintain a discovery research program focused on peptide therapeutics and are actively seeking to in-license additional drug candidates.

        Our principal executive offices are located at 9360 Towne Centre Drive, Suite 110, San Diego, CA 92121, and our telephone number is (858) 552-2200. We were incorporated in Delaware in September 1987. We maintain a website at http://www.amylin.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained on our website.

Securities To Be Registered

        The notes were originally issued and sold by us to the initial purchasers, Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., in an offering exempt from registration under the Securities Act. The initial purchasers resold the notes in transactions exempt from registration under Rule 144A of the Securities Act. For additional information regarding the notes, see "Description of the Notes."

Issuer	Amylin Pharmaceuticals, Inc.
Securities	$200,000,000 aggregate principal amount of 2.50% convertible senior notes due 2011.
Maturity Date	April 15, 2011.
Interest	2.50% per annum on the principal amount from April 6, 2004, payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning October 15, 2004.
Conversion
You may convert the notes into shares of our common stock at a conversion rate of 29.1117 shares per $1,000 principal amount of notes, which represents a conversion price per share of approximately $34.35, subject to adjustment, prior to the close of business on the final maturity date, unless we have previously redeemed the notes.
Ranking
The notes are our senior unsecured debt and rank on a parity with all of our existing and future senior unsecured debt and prior to all subordinated debt. As of March 31, 2004, we had $201.9 million of long-term obligations outstanding and no subordinated debt.
Global Note; Book Entry System
We issued the notes only in fully registered form without interest coupons and in denominations of $1,000 and greater multiples. The notes are evidenced by a global note deposited with the trustee for the note, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the Notes—Form, Denomination and Registration."
Redemption	We may not redeem any of the notes at our option prior to maturity.
Designated Event
If a designated event, as described under "Description of the Notes—Redemption at Option of the Holder," occurs prior to maturity, you may require us to redeem all or part of your notes at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, up to, but excluding, the redemption date. We may choose to pay the redemption price in cash, in shares of our common stock, or, if we have a parent corporation at that time, in shares of our parent corporation's common stock, or a combination thereof.

Use of Proceeds	We will not receive any of the proceeds of the sale by the selling securityholders of the notes or the common stock into which the notes may be converted.
Events of Default	The following are events of default under the indenture for the notes:
	•	we fail to pay the principal of or any premium on any note when due at maturity, upon redemption or otherwise;
	•	we fail to pay any interest or any liquidated damages on any note when due, which failure continues for 30 days;
	•	we fail to convert the notes upon exercise of a holder's conversion rights;
	•	we fail to provide notice of the occurrence of a designated event of which we are aware on a timely basis;
	•	we fail to perform or observe any of the covenants in the indenture and that failure continues for 60 days after written notice to us as provided in the indenture;
•
we fail to pay when due at its stated maturity, or acceleration thereof, any indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries in an aggregate amount in excess of $25 million and such indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes; and
	•	certain events of bankruptcy, insolvency or reorganization specified in the indenture.
See "Description of the Notes—Events of Default, Notice and Waiver."
Nasdaq National Market Symbol for Common Stock	AMLN.
Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Risk Factors

        You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the notes or the common stock issuable upon conversion of the notes. In particular, we urge you to carefully consider the information set forth under "Risk Factors" beginning on page 5 for a discussion of risks and uncertainties relating to us, our business and an investment in the notes or the common stock issuable upon conversion of the notes.

Ratio of Earnings To Fixed Charges

        Our ratio of earnings to fixed charges for the years ended December 31, 1999 through 2003 and the three months ended March 31, 2003 and 2004 are set forth in the table below.

	Years Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—

        The ratio of earnings to fixed charges is computed by dividing "earnings," or loss from continuing operations before income taxes plus fixed charges, by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest. "Earnings" were insufficient to cover fixed charges by $37.3 million and $30.8 million for the three months ended March 31, 2003 and 2004, respectively, and $30.9 million, $44.0 million, $72.0 million, $109.8 million and $122.8 million for the years ended December 31, 1999 through 2003, respectively.

RISK FACTORS

        You should carefully consider and evaluate all of the information in or incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of the notes and our common stock.

        Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

Risks Related to Our Business

We have a history of operating losses, anticipate future losses, may not generate revenues from product sales and may never become profitable.

        We have experienced significant operating losses since our inception in 1987, including losses of approximately $72.0 million in 2001, $109.8 million in 2002 and $122.8 million in 2003, and approximately $37.3 million in the three months ended March 31, 2004. As of March 31, 2004, we had an accumulated deficit of approximately $677.6 million. The extent of our future losses and the timing of potential profitability are highly uncertain, and we may never achieve profitable operations. We have been engaged in discovering and developing drugs since inception, which has required, and will continue to require, significant research and development expenditures. We have derived substantially all of our revenues to date from development funding, fees and milestone payments under collaborative agreements and from interest income. To date, we have not received any revenues from product sales. Even if we succeed in commercializing SYMLIN or another drug candidate, we expect to incur losses for at least the next several years, and we expect that our losses may increase as we expand our commercial function and our research and development activities. These losses, among other things, have had and will have an adverse effect on our stockholders' equity and working capital. To achieve profitable operations, we, alone or with others, must successfully develop, manufacture, obtain required regulatory approvals and market our drug candidates. If we become profitable, we may not remain profitable.

We will require future capital and are uncertain of the availability or terms of additional funding, and if additional capital is not available or not available on acceptable terms, we may have to reduce the size of our operations.

        We must continue to find sources of capital in order to complete the development and commercialization of our drug candidates. Our future capital requirements will depend on many factors, including:

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  progress with our preclinical studies and clinical trials;

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  the continuation of our collaboration with Lilly for the development and commercialization of exenatide and sustained release formulations of exenatide, including exenatide LAR;

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  our ability to meet milestone objectives under our collaboration with Lilly;

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  our access to loan amounts under our collaboration with Lilly;

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  scientific progress in our other research programs and the magnitude of these programs;

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  the time and costs involved in obtaining regulatory approvals for the marketing of any of our drug candidates;

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  the costs of manufacturing any of our drug candidates;

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  our ability, and the ability of any partner, to effectively market, sell and distribute SYMLIN, exenatide or our other drug candidates, subject to obtaining regulatory approval;

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  our ability to establish one or more marketing, distribution or other commercialization arrangements for SYMLIN or our other drug candidates;

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  the cost of any potential licenses or acquisitions;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents or defending ourselves against competing technological and market developments; and

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  the potential need to repay existing indebtedness.

        You should be aware that:

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  we may not be able to obtain additional financial resources in the necessary time frame or on terms favorable to us, if at all;

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  any available additional financing may not be adequate; and

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  we may be required to use a portion of future financing to repay existing indebtedness to our current or future creditors.

        If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs, or obtain funds by entering into more arrangements with collaborative partners or others that may require us to relinquish rights to certain of our drug candidates or technologies that we would not otherwise relinquish.

        Contingent on certain events, Lilly will allow us to borrow up to $110 million under a loan agreement in order to fund a portion of our development and commercialization costs for exenatide. A portion of that loan is available. If we incur any debt under the Lilly loan agreement, it will be secured debt and will become due beginning upon the earlier of June 30, 2007, or the first anniversary of the date when a product developed under our collaboration with Lilly is first launched.

        In the event we are unable to obtain additional financing on acceptable terms, we may not have the financial resources to continue research and development of SYMLIN, exenatide, exenatide LAR or any of our other drug candidates and we could be forced to curtail or cease our operations.

We are substantially dependent on our collaboration with Lilly for the development and commercialization of exenatide and exenatide LAR.

        We have entered into collaborative arrangements with Lilly, who currently markets diabetes therapies and is developing additional diabetes drug candidates, to develop and commercialize exenatide and sustained release formulations of exenatide, including exenatide LAR. We entered into this collaboration in order to:

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  fund some of our research and development activities;

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  assist us in seeking and obtaining regulatory approvals; and

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  assist us in the successful commercialization of exenatide and exenatide LAR.

        In general, we cannot control the amount and timing of resources that Lilly may devote to our collaboration. If Lilly fails to assist in the development and commercialization of exenatide and exenatide LAR, or if Lilly's efforts are not effective, our business may be negatively affected. We are primarily relying on Lilly to obtain regulatory approvals in territories outside the United States for exenatide and exenatide LAR. Our collaboration with Lilly may not continue or result in commercialized drugs. Lilly can terminate our collaboration at any time upon 60 days notice. If Lilly ceased funding and/or developing exenatide or sustained release formulations of exenatide, we would have to seek additional sources for funding and may have to delay, reduce or eliminate one or more of our development programs for these compounds.

We may be unable to obtain regulatory clearance to market our drug candidates in the United States or foreign countries on a timely basis, or at all.

        Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA may refuse to approve an application for approval of a drug candidate if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution, which could limit our revenues. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval.

        The data collected from our clinical trials may not be sufficient to support approval of SYMLIN, exenatide or any of our other drug candidates by the FDA or any foreign regulatory authorities. In October 2001, the FDA indicated that SYMLIN was approvable for both type 1 and insulin-using type 2 diabetes, however, the FDA also requested additional clinical trials focusing on the safety of SYMLIN when used by patients with type 1 diabetes and a few small studies to clarify suggested prescribing information. In May 2003, we completed the additional clinical trials requested by the FDA and, in June 2003, submitted an amendment to our NDA for SYMLIN. In December 2003, we received a second approvable letter from the FDA requesting additional clinical data to identify a patient population and method of use for SYMLIN where there is no increased risk of significant hypoglycemia or where there is an added benefit that clearly counterbalances any potential for increases in episodes of hypoglycemia. Although we believe that our existing data may provide the necessary data requested by the FDA, we cannot guarantee that it will or that we will ever be able to provide the FDA with the necessary data.

        Moreover, manufacturing facilities operated by the third-party manufacturers with whom we may contract to manufacture SYMLIN, exenatide and our other drug candidates may not pass an FDA or other regulatory authority preapproval inspection. Any failure or delay in obtaining these approvals could prohibit or delay us or any of our business partners from marketing these drug candidates.

        Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for these drug candidates, the FDA and foreign regulatory authorities may not ultimately approve SYMLIN, exenatide or our other drug candidates for commercial sale in any jurisdiction. If these drug candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of any of our drug candidates and we may not be able to generate revenues from the commercial sale of any of our drug candidates.

Delays in the conduct or completion of our clinical trials, the analysis of the data from our clinical trials, or our manufacturing scale-up activities may result in delays in our planned filings for regulatory approvals, and may adversely affect our ability to enter into new collaborative arrangements.

        We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical studies that will cause us or regulatory authorities to delay or suspend our ongoing clinical studies, delay or suspend planned clinical studies, or delay the analysis of data from our completed or ongoing clinical studies. We also cannot predict whether we will encounter delays or an inability to create manufacturing processes for drug candidates that allow us to produce drug product in large enough quantities to be economical, otherwise known as manufacturing scale-up. If the results of our ongoing or planned clinical studies for our drug candidates are not available when we expect or if we encounter any delay in the analysis of data from our clinical studies or if we encounter delays in our ability to scale-up our manufacturing processes:

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  we may be unable to complete our Phase 2 programs for exenatide LAR, AC2592 or AC137;

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  we may have to delay our planned filings for regulatory approval of our drug candidates;

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  some of our potential milestone payments under our collaboration with Lilly may become convertible into shares of our common stock;

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  we may not have the financial resources to continue research and development of any of our drug candidates; and

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  we may not be able to enter into additional collaborative arrangements relating to any drug candidate subject to delay in clinical studies or delay in regulatory filings.

        In addition, Lilly may terminate our collaboration for the development and commercialization of exenatide and sustained release formulations of exenatide at any time on 60 days notice. Moreover, if the FDA does not accept for filing a new drug application for exenatide by December 31, 2005, and for a sustained release formulation of exenatide by December 31, 2007, Lilly will have the right to convert a portion of future milestone payments that we receive under our collaboration into shares of our common stock at a conversion price equal to the fair market value of our common stock at the time of any such conversion.

        Any of the following could delay the completion of our ongoing and planned clinical studies:

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  ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

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  delays in enrolling volunteers;

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  lower than anticipated retention rate of volunteers in a clinical trial;

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  negative results of clinical studies;

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  insufficient supply or deficient quality of drug candidate materials or other materials necessary for the performance of clinical trials;

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  our inability to reach agreement with Lilly regarding the scope, design, conduct or costs of clinical trials with respect to exenatide or sustained release formulations of exenatide; or

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  serious side effects experienced by study participants relating to a drug candidate.

Even if we obtain initial regulatory approval for a drug candidate, if we fail to comply with extensive continuing regulations enforced by domestic and foreign regulatory authorities, it could delay or reduce our revenues and harm our ability to generate future revenues, which would negatively impact our ability to fund our commercialization strategy and our research and development programs.

        Even if we or our business partners are able to obtain regulatory approval for a drug candidate in the United States or other countries, the approval will be subject to continual review, and newly discovered or developed safety issues may result in revocation of the regulatory approval. Moreover, if we obtain marketing approval for a drug candidate in the United States, the marketing of the product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. The manufacturing facilities for our drug candidates are also subject to continual review and periodic inspection and approval of manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA's current Good Manufacturing Practices (cGMP) regulations. The FDA stringently applies regulatory standards for manufacturing. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. Failure to comply with any of these post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions or any unanticipated changes in existing regulatory requirements or the adoption of new requirements could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue our business.

        The manufacturers of our product candidates also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. In the future, our manufacturers may incur significant costs to comply with those laws and regulations, which could increase our manufacturing costs and reduce our ability to operate profitably.

We have not previously sold, marketed or distributed any of our products and may not be able to successfully commercialize SYMLIN, exenatide or other drug candidates.

        We have not previously sold, marketed or distributed any of our products. As our drug candidates progress toward ultimate commercialization, we will need to develop our sales and marketing abilities with respect to those candidates. In 2004, we began to co-promote Reliant Pharmaceuticals, Inc.'s cardiovascular products that address cholesterol management and hypertension to a target group of endocrinologists in the United States. Over the last six months of 2003, in anticipation of regulatory approval of SYMLIN, we began the process of expanding our internal marketing function to prepare for marketing SYMLIN. To market SYMLIN and exenatide, if approved, we may need a significantly larger internal sales and marketing function. We may be unable to successfully hire and retain key sales and marketing personnel that we need to effectively manage and carry out the commercialization of SYMLIN, exenatide and our other drug candidates. Even if we manage to hire and retain necessary personnel, we may be unable to implement our sales, marketing and distribution strategies effectively or profitably. In addition, in the event that SYMLIN, exenatide or another of our drug candidates are not approved for marketing by the FDA, we will have incurred significant expenses for the buildup of a commercialization function that we may not be able to recover.

Our ability to enter into third-party relationships is important to our successful development and commercialization of SYMLIN, exenatide and our other drug candidates and our potential profitability.

        To market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. With respect to sales, marketing and distribution outside the United States, we will be substantially dependent on Lilly for activities relating to exenatide and sustained release formulations, including exenatide LAR. We believe that we will likely need to enter into marketing and distribution arrangements with third parties for, or find a corporate partner who can provide support for, the commercialization of SYMLIN or our other drug candidates outside the United States. We may also enter into arrangements with third parties for the commercialization of SYMLIN or any of our other drug candidates within the United States. With respect to exenatide and exenatide LAR, we intend to co-promote those drug candidates with Lilly within the United States. If Lilly ceased commercializing exenatide or exenatide LAR for any reason, we would likely need to either enter into a marketing and distribution arrangement with a third party for those products or significantly increase our internal sales and commercialization infrastructure.

        We may not be able to enter into marketing and distribution arrangements or find a corporate partner for SYMLIN or our other drug candidates. If we are not able to enter into a marketing or distribution arrangement or find a corporate partner who can provide support for commercialization of our drug candidates as we deem necessary, we may not be able to successfully perform these marketing or distribution activities. Moreover, any new marketer or distributor or corporate partner for our drug candidates, including Lilly, with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products, if any.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

        The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations that reduce our revenues from the sale of the product. Also, in some foreign markets, pricing of prescription pharmaceuticals is subject to continuing governmental control even after initial marketing approval. If we succeed in bringing SYMLIN, exenatide or any other drug candidate to the market, we cannot be certain that the products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell the products on a competitive basis.

        The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means, including efforts to increase the amount of patient co-pay obligations, may limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the rate of adoption and pricing of pharmaceutical products. Cost control initiatives could decrease the price that any of our collaborators or we would receive for any products in the future. Further, cost control initiatives could adversely affect our collaborators' ability to commercialize our products, our ability to realize revenues from this commercialization, and our ability to fund the development of future drug candidates.

        Our ability to commercialize pharmaceutical products, alone or with collaborators, may depend in part on the extent to which adequate reimbursement for the products will be available from:

  •
  governmental and health administration authorities;

  •
  private health insurers; and

  •
  other third-party payors.

        Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

We have a significant amount of indebtedness. We may not be able to make payments on our indebtedness, and we may incur additional indebtedness in the future, which could adversely affect our operations.

        We have substantial indebtedness outstanding and have the potential borrowing capacity under our collaboration with Lilly of up to $110 million. In June and July 2003, we issued $175 million of 2.25% convertible senior notes due 2008. In April 2004, we issued $200 million of 2.50% convertible senior notes due 2011. Our ability to make payments on our debt, including the notes, will depend on our future operating performance and ability to generate cash and may also depend on our ability to obtain additional debt or equity financing. During each of the last five years, our operating cash flows were negative and insufficient to cover our fixed charges. We may need to use our cash to pay principal and interest on our debt, thereby reducing the funds available to fund our research and development programs, strategic initiatives and working capital requirements. Our ability to generate sufficient operating cash flow to service our indebtedness, including the notes, and fund our operating requirements will depend on our ability, alone or with others, to successfully develop, manufacture, obtain required regulatory approvals for and market our drug candidates, as well as other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control. Our debt service obligations increase our vulnerabilities to competitive pressures, because many of our competitors are less leveraged than we are. If we are unable to generate sufficient operating cash flow to service our indebtedness and fund our operating requirements, we may be forced to reduce our development programs, sell assets or seek additional debt or equity financing, which may not be available to us on satisfactory terms or at all. Our level of indebtedness may make us more vulnerable to economic or industry downturns. If we incur new indebtedness, the risks relating to our business and our ability to service our indebtedness will intensify.

We do not manufacture our own drug candidates and may not be able to obtain adequate supplies, which could cause delays or reduce profit margins.

        The manufacturing of sufficient quantities of new drug candidates is a time-consuming and complex process. We have no manufacturing capabilities. In order to continue to develop our drug candidates, apply for regulatory approvals and ultimately commercialize additional products, we need to contract or otherwise arrange for the necessary manufacturing.

        There are a limited number of manufacturers that operate under the FDA's cGMP capable of manufacturing for us. If we are not able to arrange for third-party manufacturing on commercially reasonable terms, we may not be able to complete development of our drug candidates or market them on a timely basis, if at all.

        Reliance on third-party manufacturers entails risks to our ability to commercialize our products or conduct clinical trials and include the risks of reliance on the third-party for regulatory compliance and quality assurance, third-party refusal to supply on a long-term basis, the possibility of breach of the manufacturing agreement by the third-party and the possibility of termination or non-renewal of the agreement by the third-party, based on its business priorities, at a time that is costly or inconvenient for us. If any of these risks occur, our product supply will be interrupted resulting in lost or delayed revenues and delayed clinical trials.

        If any of our existing or future manufacturers cease to manufacture or are otherwise unable to deliver SYMLIN, exenatide, exenatide LAR or our other drug candidates, in either bulk or dosage form, or other product components, including pens for the delivery of these products, we may need to engage additional manufacturers. The cost and time to establish manufacturing facilities would be substantial. As a result, using a new manufacturer could disrupt our ability to supply our products and/or reduce our profit margins. Any delay or disruption in the manufacturing of bulk product, the dosage form of our products or other product components, including pens for delivery of our products, could harm our ability to generate product sales, harm our reputation and require us to raise additional funds.

        We work with three contract suppliers, Bachem California, UCB S.A., and Mallinckrodt, Inc., who have the capabilities for the commercial manufacture of bulk pramlintide acetate. Two of these suppliers have entered into long-term agreements with us. We have a short-term agreement with OMJ Pharmaceuticals, Inc. for the dosage form of SYMLIN in vials, and are currently negotiating with other manufacturers to provide a long-term supply. We have a long-term agreement with CP Pharmaceuticals Ltd., a subsidiary of Wockhardt Ltd., for the dosage form of SYMLIN in cartridges and are working with a manufacturer, Ypsomed AG, for the manufacture of pens for delivery of SYMLIN in cartridges. These manufacturers may not be able to make the transition to commercial production. While we believe that business relations between us and our manufacturers are generally good, we cannot predict whether any of the manufacturers that we may use will meet our requirements for quality, quantity or timeliness for the manufacture of bulk pramlintide acetate, dosage form SYMLIN or pens. For exenatide, Lilly has entered into a long-term agreement with us for the manufacture of pens. We have entered into agreements with Bachem and Mallinckrodt for the long term supply of bulk exenatide and are in negotiations with third-party manufacturers for, but do not yet have a long-term contract for, the manufacture of exenatide in cartridges. Therefore, we may not be able to obtain supplies of products with acceptable quality, on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our gross profit margins and our ability to develop and deliver products in a timely manner.

Our other research and development programs may not result in additional drug candidates, which could limit our ability to generate revenue.

        Our research and development programs for drug candidates other than SYMLIN and exenatide are at an early stage. Any additional drug candidates will require significant research, development, preclinical and clinical testing, manufacturing scale-up activities, regulatory approval and/or commitments of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional drug candidates that could generate revenues for us.

If our patents are determined to be unenforceable or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

        We own or hold exclusive rights to approximately 46 issued U.S. patents and approximately 63 pending U.S. patent applications. Of these issued patents and pending patent applications, we have a total of 10 issued U.S. patents and 13 pending U.S. patent applications that we believe are relevant to the development and commercialization of pramlintide and 24 pending and issued U.S. patent applications that we believe are relevant to the development and commercialization of exenatide or exenatide LAR. We also own or hold exclusive rights to various foreign patent applications that correspond to issued U.S. patents or pending U.S. patent applications. We do not hold issued composition-of-matter patents covering exenatide or exenatide LAR.

        Our success will depend in part on our ability to obtain patent protection for our drug candidates and technologies both in the United States and other countries. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all U.S. and foreign patents that pose a risk of infringement.

Litigation regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

        Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Third parties may challenge or infringe upon existing or future patents. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable. Proceedings involving our patents or patent applications or those of others could result in adverse decisions about:

  •
  the patentability of our inventions and products relating to our drug candidates; and/or

  •
  the enforceability, validity or scope of protection offered by our patents relating to our drug candidates.

        The manufacture, use or sale of any of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to successfully defend an infringement action or have infringing patents declared invalid, we may:

  •
  incur substantial monetary damages;

  •
  encounter significant delays in bringing our drug candidates to market; and/or

  •
  be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

        There are many companies that are seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. A number of our largest competitors, including Bristol-Myers Squibb Company, Aventis, Eli Lilly and Company, GlaxoSmithKline, Merck & Co., Novartis, Novo Nordisk and Takeda Pharmaceuticals, are pursuing the development or marketing of pharmaceuticals that target the same diseases that we are targeting, and it is possible that the number of companies seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders will increase. Many of our competitors have substantially greater financial, technical, human and other resources than we do. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do, which would provide these competitors with an advantage for the marketing of products with similar potential uses. Furthermore, if we are permitted to commence commercial sales of products, we may also be competing with respect to manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which we have limited or no experience as an organization.

        Our target patient population for SYMLIN is people with diabetes whose therapy includes multiple insulin injections daily. Exenatide is currently being studied for the treatment of type 2 diabetes. Other products are currently in development or exist in the market that may compete directly with the products that we are seeking to develop and market. Various products are available to treat type 2 diabetes, including:

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  sulfonylureas;

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  metformin;

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  insulin;

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  glinides;

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  alpha-glucosidase inhibitors; and

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  thiazolidinediones.

        In addition, several companies are developing various approaches to improve treatments for type 1 and type 2 diabetes. We cannot predict whether our drug candidates, even if successfully tested and developed, will have sufficient advantages over existing products to cause health care professionals to adopt them over other products or that our drug candidates will offer an economically feasible alternative to existing products.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our revenues.

        Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on Ginger L. Graham, our President and Chief Executive Officer, and the other principal members of our executive and scientific teams. The loss of the services of any of these persons might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified sales, marketing and scientific personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition between numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain "key person" insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our business has a substantial risk of product liability claims, and insurance may be expensive or unavailable.

        Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the indications for which they may be used. We currently have limited product liability insurance, including clinical trial insurance, and will seek additional coverage prior to marketing any of our drug candidates. We cannot assure you that our insurance will provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

Our activities involve the use of hazardous materials, which subject us to regulation, related costs and delays and potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our executive officers, directors and major stockholders control approximately 33.71% of our common stock.

        As of March 31, 2004, executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, owned or controlled approximately 33.71% of our outstanding common stock. As a result, these stockholders are able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Substantial future sales of our common stock by existing stockholders or by us could cause the trading price of the notes and our common stock to fall.

        Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the trading price of the notes and our common stock to drop. Likewise, additional convertible debt or equity financings or other share issuances by us, including shares issued in connection with potential future strategic alliances and the uncertain number of additional shares that we may be required to issue under our agreements with Lilly, could adversely affect the trading price of the notes and our common stock.

We have been named as a defendant in securities class action litigation that could result in substantial costs and divert management's attention and resources.

        We are involved in an ongoing class action lawsuit that was filed against us, our chairman and former chief executive officer and another director in the United States District Court for the Southern District of California. The lawsuit alleges securities fraud in connection with various statements and alleged omissions relating to the development of SYMLIN, and seeks compensatory damages, payment of fees and expenses, and further relief. We may not be successful in our defense of such claims. If we are not successful, we could be forced to make changes to how we conduct our business or make significant payments to the plaintiffs' lawyers or our stockholders. Such changes or payments could have a material adverse effect on our business, financial condition and results of operations, particularly if any required payments are not entirely covered by our insurance. Even if our defense against such claims is successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect our business.

Significant volatility in the market price for our common stock could expose us to continued litigation risk.

        The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of these biopharmaceutical and biotechnology companies. Since January 1, 2001, the high and low sales price of our common stock varied significantly, as shown in the following table:

	High	Low
Year ending December 31, 2004
Third Quarter (through July 19, 2004)	$23.25	$19.13
Second Quarter	26.80	19.69
First Quarter	25.63	18.49
Year ended December 31, 2003
Fourth Quarter	$30.40	$21.30
Third Quarter	30.75	20.95
Second Quarter	26.86	15.47
First Quarter	17.95	13.73
Year ended December 31, 2002
Fourth Quarter	$18.98	$14.45
Third Quarter	17.24	8.85
Second Quarter	11.86	8.01
First Quarter	11.10	7.32
Year ended December 31, 2001
Fourth Quarter	$11.20	$5.41
Third Quarter	11.11	4.94
Second Quarter	15.01	8.50
First Quarter	12.19	5.00

        Given the uncertainty of our future funding and of regulatory approval of SYMLIN, exenatide and our other drug candidates, we may continue to experience volatility in our stock price for the foreseeable future, which could cause volatility in the trading price for the notes. In addition, the following factors may significantly affect the market price of our common stock and the trading price for the notes:

  •
  announcements of additional clinical study results;

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  announcements of determinations by regulatory authorities with respect to our drug candidates;

  •
  developments in our relationships with current or future collaborative partners;

  •
  our ability to successfully implement our commercialization strategies;

  •
  fluctuations in our operating results;

  •
  developments in our relationships with third-party manufacturers of our products and other parties who provide services to us;

  •
  public concern as to the safety of drugs that we are developing;

  •
  technological innovations or new commercial therapeutic products by us or our competitors;

  •
  developments in patent or other proprietary rights; and

  •
  governmental policy or regulation.

        Broad market and industry factors also may materially adversely affect the market price of our common stock and the trading price for the notes, regardless of our actual operating performance. Periods of volatility in the market price of our common stock expose us to securities class-action litigation, and we may continue to be the target of such litigation as a result of market price volatility in the future.

Risks Related to the Offering

Conversion of the notes will dilute the ownership interest of existing stockholders and could adversely affect the market price of our common stock.

        The conversion of some or all of our 2.50% convertible senior notes due 2011, as well as our 2.25% convertible senior notes due 2008, will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of these notes may encourage short selling of our common stock by market participants.

We may not be able to make required payments on our indebtedness, including the notes.

        Our ability to make payments on our debt, including our 2.50% convertible senior notes due 2011 and our 2.25% convertible senior notes due 2008, will depend on our future operating performance and ability to generate cash and may also depend on our ability to obtain additional debt or equity financing. During each of the last five years and the three months ended March 31, 2004, our operating cash flows were negative and insufficient to cover our fixed charges. Our ability to generate sufficient operating cash flow to service our indebtedness, including the notes, and fund our operating requirements will depend on our ability, alone or with others, to successfully develop, manufacture, obtain required regulatory approvals and market our drug candidates, as well as other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control. If we are unable to generate sufficient operating cash flow to service our indebtedness and fund our operating requirements, we may need to obtain additional debt or equity financing to do so, which may not be available to us on satisfactory terms or at all. In addition, if new indebtedness is incurred, the risks relating to our ability to service our indebtedness that we face could intensify. As of March 31, 2004 we had $201.9 million of long-term obligations outstanding, including $175 million of our 2.25% convertible senior notes due 2008. In April 2004, we issued $200 million of our 2.50% convertible senior notes due 2011. In the future, we may incur additional indebtedness, including up to $110 million under our loan agreement with Lilly. We must repay or refinance substantially all of our existing long-term obligations, and amounts incurred under our loan agreement with Lilly, prior to the maturity of our 2.50% convertible senior notes due 2011. Our 2.25% convertible senior notes due 2008, 2.50% convertible senior notes due 2011 and the Lilly loan agreement contain cross-acceleration provisions that in specified circumstances would require us to immediately repay the outstanding amounts. In such an event, we likely would be unable to repay amounts outstanding on our indebtedness, including the notes.

The notes are unsecured, and future indebtedness could effectively rank senior to the notes.

        Our 2.50% convertible senior notes due 2011 are unsecured and will rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness, including our 2.25% convertible senior notes due 2008. The notes are effectively subordinated to any secured debt to the extent of the value of the assets that secure the indebtedness. Contingent on certain events, Lilly will allow us to borrow up to $110 million under a loan agreement in order to fund a portion of our development and commercialization costs for exenatide. A portion of that loan is available. If we incur any debt under the Lilly loan agreement, it will be secured debt and will become due beginning upon the earlier of June 30, 2007, or the first anniversary of the date when a product developed under our collaboration with Lilly is first launched. The notes are also "structurally subordinated" to all indebtedness and other liabilities, including trade payables, of our existing and future subsidiaries. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining after payment to our secured creditors and creditors of our existing and future subsidiaries to pay amounts due on any or all of the notes then outstanding.

        The indenture governing our 2.50% convertible senior notes due 2011 does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness, and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes and our other indebtedness. We anticipate that from time to time we may incur additional indebtedness in the future, some or all of which may be secured indebtedness.

The notes are not protected by restrictive covenants.

        The indenture governing our 2.50% convertible senior notes due 2011 does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Amylin except to the extent described under "Description of the Notes—Redemption at Option of the Holder."

We may be required to redeem the notes upon a designated event.

        You may require us to redeem all or any portion of your 2.50% convertible senior notes due 2011 upon a designated event, as described in "Description of the Notes—Redemption at Option of the Holder." We may not have sufficient cash funds to redeem the notes upon a designated event. We may elect, subject to certain conditions, to pay the redemption price in our common stock or a combination of cash and our common stock. We may be unable to satisfy the requisite conditions to enable us to pay some or all of the redemption price in our common stock. In addition, although there are currently no restrictions on our ability to pay the redemption price under our existing debt agreements, future debt agreements may prohibit us from repaying the redemption price in either cash or common stock. If we are prohibited from redeeming the notes, we could seek consent from our lenders to redeem the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from redeeming the notes. If we were unable to redeem the notes upon a designated event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt and acceleration of the maturity of our 2.50% convertible senior notes due 2011 would constitute an event of default under our 2.25% convertible senior notes due 2008. In addition, the occurrence of the designated event may be an event of default under our other debt.

We cannot assure you that an active trading market will develop for the notes.

        Our 2.50% convertible senior notes due 2011 constitute a new issue of securities for which there is no established trading market. We cannot assure you that active trading market for the notes will develop or, if such market develops, how liquid it will be. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

        We received estimated net proceeds from the sale of the notes of approximately $193.7 million after deducting the initial purchasers' discounts and estimated offering expenses.

        We will use the net proceeds from our offering of the notes to continue our research and development activities, fund operating expenses, establish manufacturing sources and inventory, pursue regulatory approvals and expand our commercialization capabilities as necessary. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF THE NOTES

        The notes were issued under an indenture dated as of April 6, 2004, between Amylin Pharmaceuticals, Inc., as issuer, and J.P. Morgan Trust Company, National Association, as trustee. A copy of the indenture has been incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement, a copy of which has also been incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part. You may also request a copy of the indenture and the registration rights agreement from the trustee.

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all the provisions of the registration rights agreement. Defined terms used but not defined in this description have the meanings assigned to such terms in the indenture. We urge you to read the indenture because it and not this description defines your rights as a holder of notes.

        As used in this "Description of the Notes" section, references to "Amylin," "we," "our" or "us" refer solely to Amylin Pharmaceuticals, Inc. and not to our subsidiaries, unless the context otherwise requires.

General

        The notes are senior unsecured obligations of Amylin and rank junior to our secured debt, on a parity with all of our other existing and future senior unsecured debt and prior to any existing or future subordinated debt. As of March 31, 2004, we had $201.9 million of long-term obligations outstanding and no subordinated debt. In April 2004, we issued the notes. The notes will be convertible into common stock as described under "—Conversion of Notes."

        The notes are initially limited to $200,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on April 15, 2011 unless earlier converted or redeemed. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes that we have already sold in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes that we have already sold for United States federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Amylin except to the extent described below under "—Redemption at Option of the Holder."

        The notes bear interest at a rate of 2.50% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from April 6, 2004 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on April 15 and October 15 of each year, beginning October 15, 2004, to record holders at the close of business on the preceding April 1 and October 1, as the case may be, except interest payable upon redemption upon a designated event will be paid to the person to whom principal is payable. Payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date or redemption date, as the case may be.

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Notes

        You may convert any of your notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption of the notes.

        The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. The initial conversion rate for the notes is 29.1117 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of approximately $34.35 per share. You may convert your notes in part so long as such part is $1,000 principal amount or a multiple of $1,000.

        If you have submitted your notes for redemption upon a designated event, you may convert your notes until the close of business on the business day immediately preceding the redemption date. Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

        As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        If notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a redemption date following a designated event that is after a record date but on or prior to the next succeeding interest payment date or (2) to the extent of any overdue interest at the time of conversion with respect to such note.

        To convert your note into common stock you must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The date you comply with these requirements is the conversion date under the indenture. If you hold a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global note.

        We will adjust the conversion rate if any of the following events occurs:

  (1)
  we issue common stock as a dividend or distribution on our common stock;

  (2)
  we issue to all holders of common stock certain rights or warrants to purchase our common stock;

  (3)
  we subdivide or combine our common stock;

  (4)
  we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding:

  •
  rights or warrants specified above; and

  •
  dividends or distributions specified above.

        If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the ten consecutive trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (a) the numerator of which shall be the current market price of a share of our common stock on the record date, and (b) the denominator of which shall be the current market price of a share on the record date less the amount of the distribution per share. "Current market price" shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. For purposes of this paragraph, the term "ex" date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

  (5)
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        To the extent that our rights agreement dated June 17, 2002 or any future rights plan adopted by us is in effect at the time of any conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under such rights plan, unless prior to any conversion the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of such separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        We will not make any adjustment to the conversion rate to the extent the holders of the notes may participate in any of the transactions described above.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material United States Federal Income Tax Considerations."

        You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations resulting in a conversion rate adjustment. See "Material United States Federal Income Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

        If a holder exercises its right to require us to redeem its notes as described under "Redemption at Option of the Holder," such holder may convert its notes as provided above only if it converts its notes prior to the close of business on the business day immediately preceding the applicable redemption date.

Optional Redemption by Amylin

        We may not redeem the notes at our option in whole or in part prior to maturity other than as provided below under "—Redemption Upon Changes in Withholding Taxes."

Redemption at Option of the Holder

        If a designated event occurs at any time prior to the maturity of the notes, you may require us to redeem your notes, in whole or in part, on a redemption date that is no earlier than 31 days and no later than 45 days after the date of our notice of the designated event. The notes will be redeemable in multiples of $1,000 principal amount.

        We will redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the redemption date.

        At our option, instead of paying the redemption price in cash, we may pay it in our common stock (or that of our parent, if applicable) or a combination of cash and our or our parent's common stock valued at 95% of the average of the closing sales prices of such common stock on the Nasdaq National Market (or such other national or regional exchange or market on which the securities are then listed or quoted) for the five consecutive trading days ending on the third trading day prior to the redemption date. We may only pay the redemption price in common stock if we satisfy certain conditions provided in the indenture, including:

  •
  registration of the common stock to be issued upon redemption under the Securities Act and the Exchange Act, if required;

  •
  qualification of the common stock to be issued upon redemption under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of the common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

        If any condition is not satisfied, such as the condition that there be no restrictions on any transfer of the shares, the redemption price may be paid only in cash.

        We will mail to all record holders a notice of a designated event within 30 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. This notice will state, among other things:

  •
  whether we will pay the redemption price of the notes in cash, shares of our common stock or, if applicable, our parent's common stock, or both cash and such common stock (in which case the relative percentages will be specified);

  •
  if we elect to pay all or a portion of the redemption price in shares of our common stock or, if applicable, our parent's common stock, the method by which we are required to calculate market price of the common stock; and

  •
  the procedures that holders must follow to require us to redeem their notes.

        If you elect to have us redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our designated event notice, your redemption notice. We will promptly pay the redemption price or deliver shares of common stock for notes surrendered for redemption following the later of the redemption date and the time of book-entry transfer or delivery of the notes to be redeemed, duly endorsed for transfer. If the paying agent holds money or shares of common stock or a combination thereof sufficient to pay the redemption price for any note on the business day following the redemption date, then, on and after such date, the notes will cease to be outstanding, interest will cease to accrue and all other rights of the holder will terminate, except the right to receive the redemption price or shares of common stock. This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        You may withdraw any written redemption notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the 15th day before the redemption date. Notwithstanding its notice of redemption, a holder may convert its notes up to the close of business on the business day immediately preceding the applicable redemption date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the redemption notice.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our future subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

  •
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  •
  any transaction:

  •
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  •
  pursuant to which holders of our capital stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

  •
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion, or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

        However, a fundamental change will be deemed not to have occurred if:

  •
  the closing sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or

  •
  the period of 10 consecutive trading days immediately before the change of control, in the case of a change of control under the second bullet point above,

    equals or exceeds 105% of the conversion price of the notes in effect on each such trading day; or

  •
  at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

        The beneficial owner shall be determined in accordance with Rule 13d-3 of the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq Stock Market.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a designated event.

        These designated event redemption rights could discourage a potential acquirer. However, this designated event redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to redeem the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the redemption price for all tendered notes and any other indebtedness we may be required to redeem because of the designated event. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our redemption of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders or others to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness or other agreements.

Redemption Upon Changes in Withholding Taxes

        We may redeem all, but not less than all, of the notes subject to the following conditions and limitations:

        (1)   If we, including as a result of a merger or sale of assets where the surviving person is organized outside of the United States (as described in "Merger and Sale of Assets by Amylin"), become obligated to pay additional amounts, as defined below in "Additional Amounts," on the next payment date with respect to the notes.

        (2)   The obligation to pay additional amounts cannot be avoided through our taking reasonable measures.

        (3)   We deliver to the trustee:

  •
  a certificate signed by two executive officers stating that the obligation to pay additional amounts cannot be avoided by our taking reasonable measures available to us; and

  •
  a written opinion of independent legal counsel of recognized good standing to the effect that we have or will become obligated to pay additional amounts.

        (4)   Following the delivery of the certificate and opinion described in paragraph 3 above, we provide notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 60 days before the earliest date on which we would otherwise be required to pay additional amounts, and the obligation to pay additional amounts must still be in effect when the notice is given.

        Upon the fulfillment of each of (1) through (4) above, we may redeem the notes at a redemption price equal to the issue price plus accrued and unpaid interest and any liquidated damages to, but excluding, the redemption date, plus any additional amounts (a "tax redemption").

        Notwithstanding the foregoing, if we have given notice of a tax redemption as described above, each holder of notes will have the right to elect that such holder's notes will not be subject to such tax redemption. If a holder elects not to be subject to a tax redemption, we will not be required to pay additional amounts with respect to payments made on that holder's notes following the redemption date fixed by us, and all subsequent payments made on that holder's notes following the redemption date will be subject to any tax required to be withheld or deducted. Holders must elect their option to avoid tax redemption by written notice to the trustee received by the trustee no later than the 15th day prior to the redemption date fixed by us.

Additional Amounts

        We will not deduct or withhold from payments made with respect to the notes on account of any current or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any taxing authority unless required by law. In the event that we are required to withhold or deduct on account of any taxes imposed or levied by or on behalf of any taxing authority other than the United States or any political subdivision or taxing authority thereof or therein from any payment (including a payment of stock or cash upon a conversion of the notes) made with respect to the notes, we will pay such additional amounts so that the net amount received by each holder of notes, including additional amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted. The amounts that we are required to pay to preserve the net amount receivable by the holders of notes are referred to as "additional amounts."

        Additional amounts will not be payable with respect to a payment made to a holder of notes to the extent:

        (1)   that any such taxes would not have been so imposed but for the existence of any current or former connection between such holder and the relevant taxing authority imposing such taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under such notes or the indenture;

        (2)   of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to such notes, except as otherwise provided in the indenture;

        (3)   that any such taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment is provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30-day period; or

        (4)   that such holder would not be liable or subject to such withholding or deduction of taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

  •
  the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

  •
  at least 60 days prior to the first payment date with respect to which we shall apply this paragraph (4), we shall have notified all holders of the notes in writing that they shall be required to provide such declaration or claim.

        If we elect a tax redemption, as described above, holders who have elected that their notes will not be subject to such tax redemption will not be entitled to additional amounts with respect to payments made by us following the applicable redemption date.

        We will also:

  •
  withhold or deduct the taxes as required;

  •
  remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with applicable laws;

  •
  use our reasonable best efforts to obtain from each relevant taxing authority imposing such taxes certified copies of tax receipts evidencing payment of any taxes deducted or withheld; and

  •
  upon request, make available to the holders of the notes, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or, if notwithstanding efforts to obtain such receipts the same are not obtainable, other evidence of such payments.

        At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if we will be obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officers' certificate stating the fact that such additional amounts will also be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such additional amounts to holders of the notes on the payment date.

        The foregoing provisions will survive any termination or discharge of the indenture and will apply to any non-U.S. jurisdiction.

        In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto payable in connection with the conversion or redemption of the notes for stock or a combination of stock and cash that would not have been payable but for the fact that the stock is being issued by a non-U.S. entity.

        Whenever in the indenture, the notes or in this prospectus there is mentioned, in any context, the payment of principal, redemption price, or any other amount payable under or with respect to any notes, such mention shall be deemed to include the payment of additional amounts to the extent payable in the particular context.

Merger and Sale of Assets by Amylin

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws the United States, any state thereof or the District of Columbia or any other country. In the event that the surviving person is organized in any jurisdiction outside of the United States, and the holders of the notes are therefore subject to non-U.S. withholding taxes, we will gross up the holders of the notes to the extent of any such withholding taxes (subject to certain restrictions and limitations as set forth in the indenture);

  •
  the successor person assumes all of our obligations under the notes and the indenture;

  •
  after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following are events of default under the indenture:

  •
  we fail to pay principal or premium, if any, when due at maturity, upon redemption or otherwise on the notes;

  •
  we fail to pay any interest, including liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days;

  •
  we fail to convert the notes upon exercise of a holder's conversion right;

  •
  we fail to provide notice of the occurrence of a designated event of which we are aware on a timely basis;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after notice by the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

  •
  any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate amount in excess of $25 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend certain provisions of the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the rate or extend the time for payment of interest, including liquidated damages, if any, on any note;

  •
  reduce the principal amount or premium of any note;

  •
  reduce any amount payable upon redemption of any note;

  •
  adversely change our obligation to redeem any note upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note or reduce the number of shares receivable upon conversion;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

        The notes will be issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and multiples of $1,000.

  Global Note, Book-Entry Form

        The notes are evidenced by one global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in the global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Holders who are not participants may beneficially own interests in the global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in the global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest on and the redemption price of the global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in the global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for the global note.

Registration Rights of the Noteholders

        We entered into a registration rights agreement with the initial purchasers of the notes, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We will use our reasonable best efforts to cause the shelf registration statement, of which this prospectus is a part, to become effective by October 3, 2004. We will use our reasonable best efforts to keep the shelf registration statement effective until the earlier to occur of:

  •
  the date all of the registrable securities have been sold pursuant to the shelf registration statement under the Securities Act; or

  •
  the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act with respect to all registrable securities held by non-affiliates, or any successor provision.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the registrable securities in accordance with the shelf registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act;

  •
  the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act; and

  •
  the date the registrable securities have otherwise been transferred and we have delivered a new note or share of common stock not subject to transfer restrictions under the Securities Act.

        We may suspend the use of this prospectus under certain circumstances relating to the acquisition or divestiture of assets, pending corporate developments and similar events. Any suspension period shall not:

  •
  exceed 30 days in any 90-day period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        We may, upon written notice to the holders of notes, postpone having the shelf registration statement, of which this prospectus is a part, declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole.

        We will pay predetermined liquidated damages on any interest payment date if the shelf registration statement, of which this prospectus is a part, is not made effective or if this prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages will accrue until the date prior to the day the default is cured at a rate per year equal to:

  •
  .25% of the principal amount of a note to and including the 90th day following such registration default; and

  •
  .50% of the principal amount of a note from and after the 91st day following such registration default; or

  •
  .50% of the principal amount of a note from the 31st day following suspension of the use of this prospectus because we suspended use of this prospectus for more than 30 days in any 90-day period or from the 91st day following suspension because we suspended use of this prospectus for more than 90 days in any 12-month period.

        If a holder has converted some or all of its notes into shares of our common stock, and if those shares of common stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts of liquidated damages based on the conversion price in effect during the period of default.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement, of which this prospectus is a part, will be required to:

  •
  be named as a selling stockholder in this prospectus;

  •
  deliver this prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement, of which this prospectus is a part;

  •
  provide each holder named in this prospectus copies of this prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

        We have appointed J.P. Morgan Trust Company, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Governing Law

        The notes and the indenture shall be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, and 7,500,000 shares of preferred stock, $0.001 par value, of which 2,000,000 shares have been designated as series A junior participating preferred stock. As of July 5, 2004, there were 94,025,268 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

        Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 7,500,000 shares of preferred stock in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Our board has designated 2,000,000 shares of preferred stock as series A junior participating preferred stock.

        The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the notes and our common stock being offered by this prospectus.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

        Charter Documents.    Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our amended and restated certificate of incorporation:

  •
  generally prohibits the use of cumulative voting in the election of directors;

  •
  provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  •
  authorizes our board of directors to issue blank check preferred stock, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

        Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder, who must give us 120 days advance notice of a proposed nominee. Also, stockholders must give us 120 days advance notice of business to be brought by a stockholder before a stockholder's meeting. The authorized number of directors is fixed in accordance with our amended and restated certificate of incorporation. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our amended and restated bylaws also limit who may call a special meeting of stockholders.

        Our amended and restated certificate of incorporation contains a provision that requires the approval of the holders of 66 2/3% of our voting stock as a condition to a merger or various other business transactions with or proposed by an interested stockholder, which, for these purposes, means a holder of 15% or more of our voting stock. This approval is not required if the transaction is approved by our continuing directors, which, for these purposes, includes those of our directors who were either originally elected upon our incorporation, are not interested stockholders, or affiliated with an interested stockholder, or were nominated by, or whose election to the board of directors was recommended or approved by, a majority of the foregoing directors. This approval is also not required if certain minimum price criteria and other procedural requirements are met. The minimum price criteria generally require that, in a transaction in which stockholders are to receive payments, holders of our common stock must receive a value equal to the highest price paid by any interested stockholder for shares of our common stock during the prior two years and that such payment be made in cash or in the type of consideration paid by the interested stockholder for the greatest portion of its shares. Our board of directors believes that this provision will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, this provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders.

        Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the trading price of the notes and our common stock.

Stockholder Rights Plan

        We have 2,000,000 shares of series A junior participating preferred stock authorized and reserved for issuance in connection with our stockholder rights plan set forth in our Rights Agreement dated June 17, 2002 with American Stock Transfer and Trust Company, as rights agent. A copy of our Rights Agreement has been incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part. Each outstanding share of our common stock has one preferred stock purchase right. The rights expire on June 16, 2012 unless exchanged or redeemed prior to that date. Our board may extend the expiration date.

        Generally, if any person or group acquires 15% or more of our common stock, the rights holders will be entitled to receive upon exercise of a preferred stock purchase right, the number of shares of common stock that, at that time, have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount received per common share of the company.

        If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, the number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the right. Our board has the right to redeem the purchase rights in certain circumstances for $.001 per share, subject to adjustment. The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent our stockholders' interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and its telephone number is (718) 921-8124.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax consequences relating to the ownership and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of owning or disposing of notes or common stock could differ from those described below. We have not obtained and do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the notes or common stock.

        For purposes of this description, a "U.S. Holder" is a holder of the notes or common stock into which the notes have been converted who is for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a United States person for United States federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust. For purposes of this description, a "Non-U.S. Holder" is a holder, other than a partnership, of notes or common stock into which notes have been converted that is not a U.S. Holder.

        If any entity treated as a partnership for United States tax purposes is a beneficial owner of the notes or common stock into which the notes may be converted, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and the partners in such partnership should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

        This description is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder's particular circumstances, or to certain types of holders subject to special treatment under United States federal income tax laws, such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, pension funds, tax-exempt organizations, persons who hold notes or common stock through a partnership or other pass through entity, brokers, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for United States federal income tax purposes, U.S. Holders that have a "functional currency" other than the United States dollar, and certain United States expatriates.

        This description also does not consider the effect of any foreign, state, local or other tax laws, or any United States tax consequences (e.g., estate or gift tax) other than United States federal income tax consequences, that may be applicable to particular holders, except to the extent described below. Further, this description assumes that the notes or common stock are held as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Code.

        Investors considering the purchase of notes should consult their own tax advisors regarding the application of the United States federal income tax laws to their particular situations and the consequences of United States federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

        If the amount or timing of any payment on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. If, upon a change in control, a holder requires us to repurchase some or all of the holder's notes, and we elect to pay all or part of the repurchase price in shares of our common stock or that of our parent, the value of the stock could exceed the sum of the principal amount of the notes and accrued and unpaid interest. In addition, holders are entitled to receive additional amounts upon certain designated events and liquidated damages in the form of additional interest if the notes are not registered with the SEC within prescribed time periods. We do not believe that, because of these potential additional payments, the notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.

Market Discount

        A U.S. Holder who purchases a note at a discount from its stated principal amount plus accrued interest will be subject to the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. Holder's adjusted tax basis in the note. If applicable, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in adjusted tax basis in the note. If a U.S. Holder disposes of a note with market discount in certain otherwise non-taxable transactions, he must include accrued market discount as ordinary income as if he had sold the note at its then fair market value.

        This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction.

Amortizable Premium

        A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) with a corresponding decrease in adjusted tax basis from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period, but subject to special limitations if the note is subject to optional redemption at a premium. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior actual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Redemption Solely for Cash, Sale or Exchange

        A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale or exchange, including a redemption of the note solely for cash, but excluding a redemption of the note into common stock, or common stock and cash (discussed below). The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note, increased by any market discount previously included in income and decreased by any amortizable premium previously deducted against income. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note, except that the portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Conversion or Redemption of the Notes Solely Into or for Our Common Stock

        A U.S. Holder who converts his note into our common stock (other than cash in lieu of a fractional share) generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain or loss, however, with respect to cash received in lieu of a fractional share, and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

        The U.S. Holder's aggregate basis in the common stock (including any fractional share for which cash is paid but excluding stock received with respect to accrued interest) will equal his adjusted basis in the note. The U.S. Holder's holding period for the stock received will include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

        If, upon a designated event, a U.S. Holder requires us to repurchase some or all of the U.S. Holder's notes and we elect to pay the repurchase price solely in shares of our common stock (other than cash in lieu of a fractional share), the redemption would likely qualify as a recapitalization for U.S. federal income tax purposes if the notes qualify as "securities" for those purposes. Although we believe the notes will qualify as "securities," such qualification is not free from doubt. If the redemption qualifies as a recapitalization, a U.S. Holder would not recognize any income, gain or loss on the U.S. Holder's receipt of our common stock in exchange for notes (except to the extent the stock received is attributable to accrued interest). If the U.S. Holder receives cash in lieu of fractional shares of stock, however, the U.S. Holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder's aggregate basis in the common stock (including any fractional share for which cash is paid but excluding stock received with respect to accrued interest) would equal his adjusted basis in the note. The U.S. Holder's holding period for the stock received would include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of redemption.

Redemption of the Notes for Our Common Stock and Cash

        If we deliver a combination of our common stock and cash upon a repurchase of a note upon a designated event, assuming that the notes are securities for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize gain, if any, on a note so redeemed in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the common stock received upon redemption plus cash received, except for the fair market value of the common stock and cash received with respect to accrued interest, which will be taxed as a payment of interest, over the adjusted tax basis in the note tendered therefor) or (ii) cash received (except for cash received with respect to accrued interest, and with respect to cash received in lieu of a fractional share, which would be treated in the manner discussed above). Such gain will generally be capital gain, and will be long-term capital gain if the U.S. Holder's holding period in respect of such note is more than one year. The U.S. Holder's aggregate basis in the common stock received will equal his adjusted basis in the note, decreased by the cash received and increased by the amount of gain recognized and the amount of income recognized with respect to accrued interest. The U.S. Holder's holding period for the stock will include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of redemption.

Redemption of the Notes Into Parent Stock or Parent Stock and Cash

        In the event that a designated event occurs and we are required to redeem a U.S. Holder's note, if we have a parent company at such time, at our option we may pay the redemption price by issuing common stock of our parent, or a combination of parent common stock and cash (see "Description of the Notes—Redemption at Option of Holder"). If we were to pay the redemption price by issuing parent common stock, or a combination of parent common stock and cash, such redemption would not qualify as a recapitalization for U.S. federal income tax purposes, and a U.S. Holder would generally recognize gain or loss equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note would generally equal the amount the U.S. Holder paid for the note. The amount realized by the U.S. Holder would include the amount of any cash and the fair market value of any shares of parent common stock received for the note, except that the portion of any proceeds attributable to accrued interest would not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion would be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on receipt of parent common stock (or a combination of parent common stock and cash) would be long-term capital gain or loss if the U.S. Holder held the note for more than one year. The basis of any parent common stock received would generally equal its fair market value on the date of redemption. The holding period for any parent common stock received would generally commence on the day after the date of redemption.

Dividends and Constructive Dividends

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as dividend income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received, subject to customary conditions and limitations. Under recently enacted legislation, dividends received by noncorporate holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

        The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders' proportionate interests in our earnings and profits or assets. In that case, those noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion rate were adjusted to compensate noteholders for taxable distributions of cash or property to our shareholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders' interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would generally be treated in the same manner as dividends paid in cash or other property.

Sale or Exchange of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock.

        Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Merger by Amylin into Non-U.S. Person

        In the event that we merge with a person organized under the laws of a jurisdiction other than the U.S. and we are not the surviving person, U.S. Holders may become subject to non-U.S. withholding taxes. If so, we may redeem the notes under certain circumstances (referred to as a "tax redemption"). If we choose not to redeem the notes, any payments on the notes to U.S. Holders will be grossed-up to the extent of any non-U.S. withholding taxes, subject to certain restrictions and limitations. If we choose to redeem the notes, and a U.S. Holder elects not to be subject to the tax redemption, that holder will not be grossed-up for any non-U.S. withholding taxes. See "Description of the Notes—Merger and Sale of Assets by Amylin."

Information Reporting and Backup Withholding

        The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor or furnishing an incorrect identification number, or if the recipient has been notified by the IRS that he has failed to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding, unless in the case of backup withholding the U.S. Holder provides a correct taxpayer identification number. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

Non-U.S. Holders

        The following discussion is a summary of the principal United States federal income and estate tax consequences resulting from the ownership of the notes or common stock by non-U.S. Holders.

Withholding Tax on Payments of Principal and Interest on the Notes

        Subject to the discussion below concerning backup withholding, the payment of principal and interest on the notes to a non-U.S. Holder will not be subject to United States federal withholding tax if:

  •
  such interest is not effectively connected with a trade or business of the non-U.S. Holder in the United States;

  •
  the non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock, including any common stock that may be received as a result of the conversion of the notes, and is not a controlled foreign corporation that is related to us within the meaning of the Code; and

  •
  the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on United States Treasury Form W-8BEN (or a suitable substitute form) or a securities clearing organization, bank or other qualified financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and certifies under penalties of perjury that such a Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        To the extent that the income or gain with respect to a note is effectively connected with the conduct of a United States trade or business of a non-U.S. Holder, such income or gain will be subject to United States federal income tax in the same manner as described above for U.S. Holders and, in the case of a non-U.S. Holder that is a corporation, may be subject to a branch profits tax.

Gain on Disposition of the Notes and Common Stock

        Subject to the discussion below concerning backup withholding, provided that we are at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC"), a non-U.S. Holder generally will not be subject to United States federal income tax on gain or income realized on the sale, exchange or redemption of notes or the sale or exchange of common stock unless in the case of an individual non-U.S. Holder:

  •
  such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption;

  •
  has a "tax home" in the United States and the gain or income is not attributable to an office or other fixed place of business maintained by such non-U.S. Holder outside of the United States; or

  •
  the gain from the disposition is effectively connected with a trade or business of the non-U.S. Holder in the United States.

        To the extent that the income or gain with respect to a note or common stock is effectively connected with the conduct of a United States trade or business of a non-U.S. Holder, such income or gain will be subject to United States federal income tax in the same manner as described above for U.S. Holders and, in the case of a non-U.S. Holder that is a corporation, may be subject to a branch profits tax.

        Even if we are determined to be a USRPHC, a non-U.S. Holder not described in the preceding paragraph will not be subject to United States federal income tax on any such gain or income provided that such holder does not own actually or constructively more than 5% of the common stock, including any common stock that may be received as a result of the conversion of notes and does not own, on any date on which the holder acquires notes, notes with an aggregate value of 5% or more of the aggregate value of the outstanding common stock on such date. Under present law we would not at any time within a specified (generally five-year) period be a USRPHC so long as during a specified (generally five-year) period:

  •
  the fair market value of our United States real property interests is less than 50% of the sum of the fair market value of our United States real property interests, our interests in real property located outside the United States and other of our assets that are used or held for use in a trade or business.

        We believe that we are not presently a USRPHC, but there can be no assurance that we will not become a USRPHC in the future.

Conversion into Common Stock

        A non-U.S. Holder's conversion of a note into common stock will not be a taxable event. However, to the extent that a non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the disposition of common stock.

Dividends

        Dividends, if any, paid on the common stock and constructive dividends on the notes, described above under "U.S. Holders—Dividends and Constructive Dividends," to a non-U.S. Holder generally will be subject to a 30% United States federal withholding tax, subject to reduction for non-U.S. Holders eligible for the benefits of certain income tax treaties. In order to obtain a reduced rate of withholding, a non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax does not apply to dividends paid to a non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular United States income tax as if the non-U.S. Holder were a United States resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

United States Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax with respect to such note if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in such individual's estate for United States federal estate tax purposes, unless an applicable United States estate tax treaty otherwise applies.

Information Reporting and Backup Withholding

        Payments on the notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possibly to "backup withholding" at a rate of 28%. Information reporting and backup withholding will not apply, however, to payments made on a note if the certification described under "Non-U.S. Holders-Withholding Tax on Payments of Principal and Interest on the Notes" above is received, provided in each case that the payor does not have actual knowledge that the holder is a U.S. Holder. Information reporting and backup withholding also will not apply to payments made on common stock if such payments are subject to the 30% (or reduced treaty rate) withholding tax described above under "Non-U.S. Holders-Dividends."

        Payment of proceeds from the sale of a note or common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies to us its non-U.S. status or otherwise establishes an exemption. Payment outside the United States of the proceeds of the sale of a note or common stock to or through a foreign office of a "broker" (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign partnership more than 50 percent of whose interests are owned by U.S. persons or a foreign person 50 percent or more of whose gross income is from a United States trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

        Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

        The preceding discussion of certain United States federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued the notes to the initial purchasers, Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., in a private placement in April 2004. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

        The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

        The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 29.1117 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of July 5, 2004. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of July 5, 2004, we had $200,000,000 in principal amount of convertible senior notes due 2011 and 94,025,268 shares of common stock outstanding.

        Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

        Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act of 1940, or a subsidiary thereof.

        In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

					Common Stock Owned Upon Completion of the Offering
	Principal Amount of Notes Beneficially Owned and Offered		Shares of Common Stock Beneficially Owned Before the Offering(1)
				Conversion Shares of Common Stock Offered
Name		Percentage of Notes Outstanding			Number of Shares	Percentage
AG Domestic Convertibles, L.P.(2)	$1,800,000	*	—	52,401	—	*
AG Offshore Convertibles, Ltd.(2)	4,200,000	2.1%	—	122,269	—	*
Allstate Insurance Company(3)	1,220,000	*	—	35,516	—	*
America Skandia Trust(4)	1,000,000	*	—	29,112	—	*
Arbitex Master Fund L.P.(5)	9,500,000	4.8%	—	276,561	—	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(6)	4,970,000	2.5%	—	144,685	—	*
Argent Classic Convertible Arbitrage Fund L.P.(7)	1,270,000	*	—	36,972	—	*
Argent Classic Convertible Arbitrage Fund II, L.P.(8)	290,000	*	—	8,442	—	*
Argent LowLev Convertible Arbitrage Fund LLC(7)	980,000	*	—	28,529	—	*
Argent LowLev Convertible Arbitrage Fund II, LLC(7)	150,000	*	—	4,367	—	*
Argent LowLev Convertible Arbitrage Fund Ltd.(6)	5,310,000	2.7%	—	154,583	—	*
Barclays Global Investors Ltd.(9)	500,000	*	—	14,559	—	*
Barnet Partners Ltd.(9)	1,000,000	*	—	29,112	—	*
BP Amoco PLC Master Trust(10)	108,000	*	—	3,144	—	*
Century Park Trust(9)	1,000,000	*	—	29,112	—	*
CIP Limited Duration Co.(11)	500,000	*	—	14,556	—	*
Class C Trading Company, Ltd.(12)	470,000	*	—	13,682	—	*
Context Convertible Arbitrage Fund, LP(13)	1,000,000	*	—	29,112	—	*
Context Convertible Arbitrage Offshore, LTD(13)	3,300,000	1.7%	—	96,069	—	*
Convertible Securities Fund(14)	35,000	*	—	1,019	—	*
Credit Suisse First Boston Europe Ltd.(15)	120,000	*	—	3,493	—	*
CS Alternative Strategy LTD(11)	250,000	*	—	7,278	—	*
Custom Investments PCC, Ltd.(12)	110,000	*	—	3,202	—	*
Daimler Chrysler Corp Emp. #1 Pension Plan dtd 4/1/89	3,470,000	1.7%	—	101,018	—	*
DB Equity Opportunities Master Portfolio LTD(16)	2,670,000	1.3%	—	77,728	—	*
DBSI (Deutsche Bank Sec. Inc.)(17)	7,250,000	3.6%	—	211,060	—	*
DKR SoundShore Opportunity Holding Fund Ltd.(18)	500,000	*	—	14,559	—	*
DKR SoundShore Strategic Holding Fund Ltd.(18)	2,000,000	1.0%	—	58,223	—	*
Fidelity Puritan Trust: Fidelity Balanced Fund(19)	1,000,000	*	—	29,112	—	*
Fore Convertible Master Fund, Ltd(20)	7,000,000	3.5%	—	203,782	—	*
Fore Plan Asset Fund, Ltd.(21)	800,000	*	—	23,289	—	*
Franklin and Marshall College(22)	210,000	*	—	6,113	—	*
Fuji US Income Open(4)	375,000	*	—	10,917	—	*
General Motors Welfare Benefit Trust(9)	1,500,000	*	—	43,668	—	*
GMAM Group Pension Trust(9)	2,000,000	1.0%	—	58,223	—	*

Grace Convertible Arbitrage Fund, Ltd. (23)	5,000,000	2.5%	—	14,559	—	*
Guggenheim Portfolio Company VIII (Cayman) Ltd(24)	1,500,000	*	—	43,668	—	*
HFR CA Global Select Master Trust Account(7)	190,000	*	—	5,531	—	*
Hotel Union & Hotel Industry of Hawaii Pension Plan(10)	28,000	*	—	815	—	*
Institutional Benchmarks Master Fund c/o Alexandra Investment Mgt. LLC(25)	3,000,000	1.5%	—	87,335	—	*
Institutional Benchmarks Master Fund Ltd.(10)	152,000	*	—	4,425	—	*
JP Morgan Securities Inc.(26)	7,000,000	3.5%	—	203,782	—	*
KBC Financial Products USA Inc.(27)	6,650,000	3.3%	130,180	193,593	—	*
Lexington Vantage Fund c/o TQA Investors, LLC(28)	17,000	*	—	495	—	*
Lighthouse Multi-Strategy Master Fund LP(29)	20,000	*	—	582	—	*
Lord Abbett Bond Debenture Fund, Inc.(4)	15,000,000	7.5%	—	436,676	—	*
Lord Abbett Series Fund-Bond Debenture Portfolio(4)	220,000	*	—	6,405	—	*
Lyxor/Context Fund LTD (13)(30)	750,000	*	—	21,834	—	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(7)	930,000	*	—	27,074	—	*
Lyxor/Quest Fund Ltd.(29)	90,000	*	—	2,620	—	*
Man Mac 1 Ltd.(31)	3,000,000	1.5%	—	87,335	—	*
Merrill Lynch Insurance Group Bond Debenture Portfolio(4)	40,000	*	—	1,164	—	*
Met Investor Series Trust-Bond Debenture(4)	2,325,000	1.2%	—	67,645	—	*
National Bank of Canada(13)(32)	500,000	*	—	14,556	—	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.(32)(33)	1,500,000	*	—	43,668	—	*
Nations Convertible Securities Fund	6,965,000	3.5%	—	202,763	—	*
Nisswa Master Fund Ltd.(34)	750,000	*	—	21,834	—	*
Oppenheimer Convertible Securities Fund(35)	3,500,000	1.8%	—	101,891	—	*
Pacific Life Insurance Company(36)	500,000	*	—	14,556	—	*
Phoenix Lord Abbett Bond Debenture Fund(4)	65,000	*	—	1,892	—	*
Piper Jaffray & Co.(37)	2,000,000	1.0%	—	58,223	—	*
Quest Global Convertible Fund Ltd.(29)	90,000	*	—	2,620	—	*
RBC Alternative Assets Fund—Conv Arb(38)	250,000	*	—	7,278	—	*
RBC Alternative Assets, L.P.(39)	875,000	*	—	25,473	—	*
Retail Clerics Pension Trust(9)	1,500,000	*	—	43,668	—	*
Royal Bank of Canada (Norshield)(13)(40)	500,000	*	—	14,556	—	*
S.A.C. Capital Associations, LLC(41)	4,000,000	2.0%	—	116,447	—	*
Sage Capital Management, LLC(42)	4,000,000	2.0%	—	116,447	—	*

San Diego County Employee Retirement Association(43)	2,000,000	1.0%	—	58,223	—	*
Silver Convertible Arbitrage Fund, LDC(12)	450,000	*	—	13,100	—	*
Sphinx Convertible Arb Fund SPC(10)	62,000	*	—	1,805	—	*
Sphinx Fund c/o TQA Investors, LLC(28)	53,000	*	—	1,543	—	*
SSI Blended Market Neutral L.P.(10)	56,000	*	—	757	—	*
SSI Hedged Convertible Market Neutral L.P.(10)	91,000	*	—	2,649	—	*
St. Albans Partners Ltd.(9)	8,000,000	4.0%	—	232,894	—	*
State Street Bank Custodian for GE Pension Trust	1,820,000	*	—	52,983	—	*
Sterling Invest Co.(44)	1,500,000	*	—	43,668	—	*
The Animi Master Fund, Ltd.(45)	7,800.000	3.9%	—	227,071	—	*
TQA Master Fund, Ltd.(28)	769,000	*	—	22,387	—	*
TQA Master Plus Fund, Ltd.(28)	1,197,000	*	—	34,847	—	*
Union Pacific Master Retirement Trust(9)	1,500,000	*	—	43,668	—	*
Univest Convertible Arbitrage Fund II LTD (Norshield)(13)	200,000	*	—	5,822	—	*
Univest Multi-Strategy Conv Arb(37)	150,000	*	—	4,367	—	*
Viacom Inc. Pension Plan Master Trust(10)	3,000	*	—	87	—	*
Wachovia Capital Markets LLC(46)	20,000	*	—	582	—	*
Whitebox Diversified Convertible Arbitrage Partners LP(47)	1,000,000	*	—	29,112	—	*
WPG Convertible Arbitrage Overseas Master Fund(37)(48)	550,000	*	—	16,011	—	*
WPG MSA Convertible Arbitrage Fund (37)(48)	50,000	*	—	1,456	—	*
Xavex Convertible Arbitrage 2 Fund c/o TQA Investors, LLC(13)	290,000	*	—	8,442	—	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC(28)	225,000	*	—	6,550	—	*
Xavex Convertible Arbitrage 10 Fund(13)	470,000	*	—	13,682	—	*
Yield Strategies Fund I, L.P.(9)	1,000,000	*	—	29,112	—	*
Yield Strategies Fund II, L.P.(9)	1,000,000	*	—	29,112	—	*
Zazore Convertible Arbitrage Fund L.P.(43)	4,500,000	2.3%	—	131,003	—	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(28)	161,000	*	—	4,687	—	*

*
Less than one percent

(1)
Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)
AG Domestic Convertibles, L.P. and AG Offshore Convertibles, Ltd. are affiliates of AG BD LLC, a registered broker-dealer. AG Domestic Convertibles, L.P. and AG Offshore Convertibles, Ltd. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. John M. Angelo and Michael L. Gordon share voting and dispositive power over the notes held by AG Domestic Convertibles, L.P. and AG Offshore Convertibles, Ltd.

(3)
The following companies, which are members of the Allstate Group, are NASD members: AFD, Inc., a wholly-owned subsidiary of Allstate Life Insurance Company ("ALIC," whose parent company is Allstate Insurance Company), Allstate Distributors, LLC, in which ALIC has a 50% equity interest with the remaining 50% being owned by Putnam Investments, Inc., ALFS, Inc., a wholly-owned subsidiary of ALIC, Allstate Financial Services, LLC, a wholly-owned subsidiary of ALIC, and Allstate Assurance Company, a wholly-owned subsidiary of ALIC. Allstate Insurance Company has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(4)
Maren Lindstrom of the Lord Abbett Convertible Management Team has sole voting and dispositive power over the notes held by American Skandia Trust, Fuji US Income Open, Lord Abbett Bond Debenture Fund, Inc., Lord Abbett Series Fund-Bond Debenture Portfolio, Merrill Lynch Insurance Group-Bond Debenture Portfolio, Met Investor Series Trust-Bond Debenture and Phoenix Lord Abbett Bond Debenture Fund.

(5)
Arbitex Master Fund L.P. is an affiliate of HFV Investments, Inc., a registered broker-dealer. Arbitex Master Fund L.P. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. Clark Hunt, Jonathan Bren and Ken Tananbaum share voting and dispositive power over the notes held by Arbitex Master Fund L.P.

(6)
Nathanial Brown and Robert Richardson of Argent Financial Group (Bermuda), Ltd. share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. and Argent LowLev Convertible Arbitrage Fund Ltd.

(7)
Nathanial Brown and Robert Richardson of Argent Management Company, LLC share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund L.P., Argent LowLev Convertible Arbitrage Fund LLC, Argent LowLev Convertible Arbitrage Fund II, LLC, HFR CA Global Select Master Trust Account and Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent.

(8)
Bruce McMahan, Saul Schwartzman and John Gordon share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund II, L.P.

(9)
Alex Lach has sole voting and dispositive power over the notes held by Barclays Global Investors Ltd., Barnet Partners Ltd., Century Park Trust, General Motors Welfare Benefit Trust, GMAM Group Pension Trust, Retail Clerks Pension Trust, St. Albans Partners Ltd., Union Pacific Master Retirement Trust, Yield Strategies Fund I, L.P. and Yield Strategies Fund II, L.P.

(10)
SSI Investment Mgt. has sole voting and dispositive power over the notes held by BP Amoco PLC Master Trust, Hotel Union & Hotel Industry of Hawaii Pension Plan, Institutional Benchmarks Master Fund Ltd., Sphinx Convertible Arb Fund SPC, SSI Blended Market Neutral L.P., SSI Hedged Convertible Market Neutral L.P. and Viacom Inc. Pension Plan Master Trust. The principal shareholders of SSI Investment Mgt. Are Amy Jo Gottfurcht and George Douglas.

(11)
David Treadwell and Akin Akinloye share voting and dispositive power over the notes held by CIP Limited Duration Co. and CS Alternative Strategy LTD.

(12)
Nathanial Brown and Robert Richardson of Argent International Management Company, LLC share voting and dispositive power over the notes held by Class C Trading Company, Ltd., Custom Investments PCC, Ltd., Silver Convertible Arbitrage Fund, LDC, Xavex Convertible Arbitrage 2 Fund and Xavex Convertible Arbitrage 10 Fund.

(13)
Michael Rosen and William Fertig share voting and dispositive power over the notes held by Context Convertible Arbitrage Fund, LP, Context Convertible Arbitrage Offshore, LTD, Lyxor/Context Fund LTD, National Bank of Canada, Royal Bank of Canada (Norshield), and Univest Convertible Arbitrage Fund II LTD (Norshield).

(14)
Sandy Norseworthy has sole voting and dispositive power over the notes held by Convertible Securities Fund.

(15)
Credit Suisse First Boston Europe Ltd. is a registered broker-dealer. Credit Suisse First Boston Europe Ltd. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(16)
Eric Lobben has sole voting and dispositive power over the notes held by DB Equity Opportunities Master Portfolio LTD.

(17)
DBSI (Deutsche Bank Sec. Inc.) is a registered broker-dealer. DBSI (Deutsche Bank Sec. Inc.) has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(18)
DKR Capital Partners L.P. ("DKR LP") is a registered investment adviser with the Securities Exchange Commission and as such, is the investment manager to DKR SoundShore Opportunity Holding Fund Ltd. (the "Opportunity Fund") and to

  DKR SoundShore Strategic Holding Fund Ltd. (the "Strategic Fund"). DRK LP has retained certain portfolio managers to act as the portfolio managers to the Opportunity Fund and Strategic Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the notes held by these two selling securityholders. Tom Kirvaitis has trading authority over the notes held by the Opportunity Fund and Mana Rawa has trading authority over the notes held by the Strategic Fund.

(19)
Fidelity Puritan Trust: Fidelity Balanced Fund is an affiliate of Fidelity Borkerage Services LLC, National Financial Services LLC, Fidelity Distributors Corporation, Fidelity Investments Institutional Services Company, Inc. and REDIBook ECN LLC (collectively, the "Fidelity Affiliates"), each a registered broker-dealer. Each of the Fidelity Affiliates has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(20)
David Egglishaw of Fore Convertible Star Trust has sole voting and dispositive power over the notes held by Fore Convertible Master Fund, Ltd.

(21)
David Egglishaw of Fore Plan Asset Star Trust has sole voting and dispositive power over the notes held by Fore Plan Asset Fund, Ltd.

(22)
Jack Fieler, Chief Investment Officer of Palisade Capital Management, L.L.C., investment advisor to Franklin and Marshall College, has sole voting and dispositive power over the notes held by Franklin and Marshall College.

(23)
Bradford Whitmore and Michael Brailov share voting and dispositive power over the notes held by Grace Convertible Arbitrage Fund, Ltd. Grace Convertible Arbitrage Fund, Ltd. is an affiliate of Grace Brothers, Ltd., a registered broker-dealer. Grace Convertible Arbitrage Fund, Ltd. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(24)
Loren Katzovitz, Patrick Hughes and Kevin Felix of Guggenheim Advisors, LLC share voting and dispositive power over the notes held by Guggenheim Portfolio Company VIII (Cayman) Ltd. Certain affiliates of Guggenheim Advisors, the controlling shareholder of Guggenheim Portfolio Company VIII (Cayman), Ltd., are broker-dealers. With respect to allocation of hot issues to certain funds managed by Guggenheim Advisors, such funds have in place a procedure for carving out investors that are "restricted persons" (within the meaning of NASD rules relating to hot issues) from participating in hot issues.

(25)
Mikhail A. Filimonov and Dimitri Sogoloff of Alexandra Investment Management, LLC may be deemed to share voting and dispositive power over the notes held by Institutional Benchmarks Master Fund c/o Alexandra Investment Mgt. LLC.

(26)
JP Morgan Securities Inc. is a registered broker-dealer. JP Morgan Securities Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(27)
KBC Financial Products USA Inc. is a registered broker-dealer. KBC Financial Products USA Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(28)
Robert Butman, George Esser, John Idone, Paul Bucci and Bartholomew Tesoriero, members of TQA Investors, LLC, share voting and dispositive power over the notes held by Lexington Vantage Fund c/o TQA Investors, LLC, Sphinx Fund c/o TQA Investors, LLC, TQA Master Fund, Ltd., TQA Master Plus Fund, Ltd. and Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC and Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC.

(29)
Frank Campana and James Doolin of Quest Investment Management share voting and dispositive power over the notes held by Lighthouse Multi-Strategy Master Fund LP, Lyxor/Quest Fund Ltd. and Quest Global Convertible Fund Ltd.

(30)
Lyxor/Context Fund LTD is an affiliate of Socgen, a registered broker-dealer. Lyxor/Context Fund LTD has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(31)
Man-Diversified Fund II Ltd. has sole voting and dispositive power over the notes held by Man Mac 1 Ltd. Man-Diversified Fund II Ltd. is 75% owned by Albany Management Company Limited (whose registered shareholder is Argonaut Limited, a Bermuda company controlled by Michael Collins) and 25% by Man Holdings Limited (a subsidiary of Man Group plc, a public company listed on the London Stock Exchange).

(32)
National Bank of Canada is an affiliate of Putnam Lovell, a registered broker-dealer. National Bank of Canada and National Bank of Canada c/o Putnam Lovell NBF Securities Inc. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(33)
Putnam Lovell NBF Securities Inc. is wholly owned by the National Bank of Canada.

(34)
Brian Taylor and Aaron Yeary share voting and dispositive power over the notes held by Nisswa Master Fund Ltd.

(35)
Oppenheimer Convertible Securities Fund is an affiliate of Oppenheimer Funds Distributor, Inc., a registered broker-dealer. Oppenheimer Convertible Securities Fund has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(36)
Simon Lee has sole voting and dispositive power over the notes held by Pacific Life Insurance Company.

(37)
Piper Jaffray & Co. is a registered broker-dealer. Piper Jaffray & Co. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(38)
Sheri Kaplan has sole voting and dispositive power over the notes held by RBC Alternative Assets Fund—Conv Arb, Univest Multi-Strategy Conv Arb, WPG Convertible Arbitrage Overseas Master Fund and WPG MSA Convertible Arbitrage Fund.

(39)
RBC Alternative Assets, L.P. is an affiliate of RBC Capital Markets Corp., RBC Capital Markets Arbitrage, SA, RBC Centura Securities and RBC Dain Rauscher Inc. (collectively, the "RBC Affiliates"), each a registered broker-dealer. Each of the RBC Affiliates has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(40)
Royal Bank of Canada (Norshield) is an affiliate of RBC Capital Markets Corp, a registered broker-dealer. Royal Bank of Canada (Norshield) has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(41)
S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share voting and dispositive power over the notes held by S.A.C. Capital Associations, LLC. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.

(42)
Peter deLirrer has sole voting and dispositive power over the notes held by Sage Capital Management, LLC.

(43)
Gene T. Pretti has sole voting and dispositive power over the notes held by San Diego County Employee Retirement Association and Zazore Convertible Arbitrage Fund L.P.

(44)
Ann Houlihan has sole voting and dispositive power over the notes held by Sterling Invest Co.

(45)
Archeus Capital Management, LLC has sole voting and dispositive power over the notes held by The Animi Master Fund, Ltd. Peter Hirsch is a Managing Member of Archeus Capital Management, LLC and its Chief Investment Officer on behalf of The Animi Master Fund, Ltd.

(46)
Wachovia Capital Markets LLC is a registered broker-dealer. Wachovia Capital Markets LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities. Wachovia Capital Markets LLC is an affiliate of Wachovia Securities International Ltd., a registered broker-dealer. Royal Bank of Canada (Norshield) has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(47)
Andrew Redleaf has sole voting and dispositive power over the notes held by Whitebox Diversified Convertible Arbitrage Partners LP.

(48)
WPG Convertible Arbitrage Overseas Master Fund and WPG MSA Convertible Arbitrage Fund are each affiliates of Robeco USA Brokerage Inc., a registered broker-dealer. WPG Convertible Arbitrage Overseas Master Fund and WPG MSA Convertible Arbitrage Fund have each represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

PLAN OF DISTRIBUTION

        The selling securityholders, which term includes all transferees, pledgees, donees or their successors, may from time to time sell the notes and the common stock into which the notes are convertible covered by this prospectus, which we refer to in this section as the "securities," directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions:

  •
  at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter-market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

        In connection with the sale of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling securityholders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities or broker-dealers that in turn may sell these securities. The selling securityholders may also pledge or grant security interests in some or all of their securities, and, if the selling securityholders default in the performance of their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

        Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "AMLN." We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

        In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        Credit Suisse First Boston Europe Ltd., DBSI (Deutsche Bank Sec. Inc.), JP Morgan Securities Inc., KBC Financial Products USA Inc., Piper Jaffray & Co. and Wachovia Capital Markets LLC are registered broker dealers. These selling securityholders are "deemed" underwriters pursuant to the Securities Act and consequently they have all the responsibilities and liabilities associated with underwriters under the relevant securities laws. None of the notes held by them were received as compensation for underwriting activities.

        If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

        We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling securityholders sell their securities through any underwriter, dealer or agent the registration rights agreement provides for indemnification by us of those underwriters, dealers or agents and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all underwriting discounts and commissions and transfer taxes.

LEGAL MATTERS

        Cooley Godward LLP, San Diego, California, will pass upon the validity of the notes and the common stock issuable upon conversion of the notes being offered hereby.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement, of which this prospectus is a part. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC allows us to "incorporate by reference" into this prospectus the information in documents we have filed or will file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2003, which was filed on March 12, 2004, including the portions therof incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for our 2004 Annual Meeting of Stockholders, which was filed on April 13, 2004;

  •
  The amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed on July 15, 2004;

  •
  Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004, which was filed on May 10, 2004;

  •
  The amendments to our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2003 and September 30, 2003, which were both filed on February 9, 2004;

  •
  Our current reports on Form 8-K, which were filed on December 22, 2003, February 24, 2004, March 31, 2004, April 1, 2004, April 6, 2004, April 28, 2004, May 21, 2004, June 8, 2004 and June 30, 2004; and

  •
  The description of our common stock set forth in our registration statement on Form 8A, which was filed on November 27, 1991, including any amendment or reports filed for the purpose of updating this information.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

    Amylin Pharmaceuticals, Inc.
    9360 Towne Centre Drive, Suite 110
    San Diego, California 92121
    (858) 552-2200 ext. 7299
    Attention: Investor Relations

        In addition, copies of these filings are available through our internet website at http://www.amylin.com as soon as reasonably practicable after we electronically file such material with, or furnish it, to the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the notes and the shares of common stock issuable upon conversion of the notes to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration statement filing fee. None of the expenses listed below will be paid by the selling securityholders.

Amount to Be Paid
SEC registration statement filing fee	$25,340
Legal fees and expenses	150,000
Accounting fees and expenses	40,000
Printing fees and expenses	40,000
Trustee fees and expenses	30,000
Miscellaneous	5,000

Total	$290,340

  Item 15. Indemnification of Directors and Officers.

        As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

  •
  we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

  •
  the rights conferred in the amended and restated bylaws are not exclusive.

        We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person's services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
3.2	Second Amended and Restated Bylaws (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference)
3.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference)
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
4.2
Rights Agreement, dated as of June 17, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.3
First Amendment to Rights Agreement dated December 13, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
4.4	Form of Rights Certificate (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.5
Indenture, dated as of April 6, 2004, between the registrant and J.P. Morgan Trust Company, National Association (as Trustee) (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)
4.6	Form of 2.50% Convertible Senior Note due 2011 (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)
4.7
Registration Rights Agreement, dated as of April 6, 2004, between the registrant and Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)

5.1*	Opinion of Cooley Godward LLP
12.1*	Statement regarding computation of ratio of earnings to fixed charges
23.1**	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Cooley Godward LLP (see Exhibit 5.1)
24.1*	Power of Attorney (contained on signature page)
25.1*	Form T-1 Statement of Eligibility of J.P. Morgan Trust Company, National Association (as Trustee)

*
Previously filed.

**
Filed herewith.

  Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 20, 2004.

AMYLIN PHARMACEUTICALS, INC.
By:	/s/ GINGER L. GRAHAM* Ginger L. Graham President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

DATE	SIGNATURE	TITLE
July 20, 2004	/s/ GINGER L. GRAHAM* Ginger L. Graham	President, Chief Executive Officer and Director (Principal Executive Officer)
July 20, 2004	/s/ MARK G. FOLETTA Mark G. Foletta	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
July 20, 2004	/s/ JOSEPH C. COOK,, JR.* Joseph C. Cook, Jr.	Chairman of the Board
July 20, 2004	/s/ VAUGHN D. BRYSON* Vaughn D. Bryson	Director
July 20, 2004	/s/ HOWARD E. GREENE, JR.* Howard E. Greene, Jr.	Director
July 20, 2004	/s/ TERRANCE H. GREGG* Terrance H. Gregg	Director
July 20, 2004	/s/ JAY S. SKYLER, M.D.* Jay S. Skyler, M.D.	Director
July 20, 2004	/s/ JOSEPH P. SULLIVAN* Joseph P. Sullivan	Director
July 20, 2004	/s/ THOMAS R. TESTMAN* Thomas R. Testman	Director
July 20, 2004	/s/ JAMES N. WILSON* James N. Wilson	Director
*By:	/s/ MARK G. FOLETTA Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
3.2	Second Amended and Restated Bylaws (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference)
3.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference)
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
4.2
Rights Agreement, dated as of June 17, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.3
First Amendment to Rights Agreement dated December 13, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
4.4	Form of Rights Certificate (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.5
Indenture, dated as of April 6, 2004, between the registrant and J.P. Morgan Trust Company, National Association (as Trustee) (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)
4.6	Form of 2.50% Convertible Senior Note due 2011 (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)
4.7
Registration Rights Agreement, dated as of April 6, 2004, between the registrant and Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference)
5.1*	Opinion of Cooley Godward LLP
12.1*	Statement regarding computation of ratio of earnings to fixed charges
23.1**	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Cooley Godward LLP (see Exhibit 5.1)
24.1*	Power of Attorney (contained on signature page)
25.1*	Form T-1 Statement of Eligibility of J.P. Morgan Trust Company, National Association (as Trustee)

*
Previously filed.

**
Filed herewith.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
Amylin Pharmaceuticals, Inc.
Securities To Be Registered
Risk Factors
Ratio of Earnings To Fixed Charges
RISK FACTORS
Risks Related to Our Business
Risks Related to the Offering
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS